As filed with the Securities and Exchange Commission on August 7, 2015

Registration No. 333-_____

united states

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

mocon, inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0903312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7500 Mendelssohn Avenue North Minneapolis, Minnesota	55428
(Address of Principal Executive Offices)	(Zip Code)

mocon, inc.

2015 employee stock purchase PLAN

(Full title of the plan)

Robert L. Demorest

Chairman of the Board, President and Chief Executive Officer

MOCON, Inc.

7500 Mendelssohn Avenue North

Minneapolis, Minnesota 55428

(763) 493-6370

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.10 per share	50,000	$15.77	$788,500	$92.00

(1)

The maximum number of shares of MOCON, Inc. (the “Company” or “Registrant”)’s common stock, par value $0.10 per share (“Common Stock”), that may be issued under the plan covered by this registration statement is subject to adjustment in accordance with certain provisions of the plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in our corporate structure or shares while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock, as reported on NASDAQ Global Market on August 3, 2015.

Part I

Information Required In The SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED

IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents previously filed by the Company (File No. 000-09273) with the Commission are incorporated by reference in this registration statement:

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Commission on March 12, 2015;

(2) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 as filed with the Commission on May 8, 2015 and June 30, 2015 as filed with the Commission on August 7, 2015;

(3) Current Reports on Form 8-K, as filed with the Commission on January 13, 2015, May 29, 2015, July 13, 2015 and August 6, 2015.

(4) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange since December 31, 2014; and

(5) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-09273) filed with the Commission pursuant to, including any amendments or reports filed for the purpose of updating the description.

All documents filed by the Company with the Commission (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement but prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article IV of the Company’s Restated Articles of Incorporation provides that the Company shall, without condition or limitation, indemnify its present and former directors, officers, employees and agents to the fullest extent permitted by the Minnesota Business Corporation Act. In addition, Article V of the Company’s Restated Articles of Incorporation, as amended, limits the personal liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act. The Company also maintains directors’ and officers’ liability insurance.

The foregoing represents a summary of the general effect of the Minnesota Business Corporation Act and the Company’s Restated Articles of Incorporation for purposes of general description only. The foregoing represents a summary of the general effect of the Minnesota Business Corporation Act, the Company’s Restated Articles of Incorporation and Third Restated Bylaws, the Company’s directors and officers liability insurance policy for purposes of general description only.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exemptions from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit No.

4.1	Restated Articles of Incorporation of MOCON, Inc. (incorporated by reference to Exhibit 3.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 000-09273)).

4.2	Third Restated Bylaws of MOCON, Inc. (incorporated by reference to Exhibit 3.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 000-09273)).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (filed herewith electronically).

23.1	Consent of KPMG LLP (filed herewith electronically).

23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).

24.1	Power of Attorney (filed herewith electronically).

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 7, 2015.

MOCON, INC.
(Registrant)

By	/s/ Robert L. Demorest
Robert L. Demorest
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the dates indicated below.

Signature	Title

/s/ Robert L. Demorest	Chairman of the Board, President and	August 7, 2015
Robert L. Demorest	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Elissa Lindsoe	Vice President, Chief Financial Officer,	August 7, 2015
Elissa Lindsoe	Treasurer and Secretary (Principal
Financial and Accounting Officer)

/s/ Donald N. DeMorett	Director	August 7, 2015
Donald N. DeMorett

/s/ Robert F. Gallagher	Director	August 7, 2015
Robert F. Gallagher

/s/ Bradley D. Goskowicz	Director	August 7, 2015
Bradley D. Goskowicz

/s/ Kathleen Iverson	Director	August 7, 2015
Kathleen Iverson

/s/ Daniel W. Mayer	Director	August 7, 2015
Daniel W. Mayer

/s/ Tom C. Thomas	Director	August 7, 2015
Tom C. Thomas

/s/ David J. Ward	Director	August 7, 2015
David J. Ward

/s/ Paul R. Zeller	Director	August 7, 2015
Paul R. Zeller

INDEX TO EXHIBITS

No.	Item	Method of Filing

4.1	Restated Articles of Incorporation of MOCON, Inc.	Incorporated by reference to Exhibit 3.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 000-09273).

4.2	Third Restated Bylaws of MOCON, Inc.	Incorporated by reference to Exhibit 3.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 000-09273).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith electronically.

23.1	Consent of KPMG LLP	Filed herewith electronically.

23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.

24.1	Power of Attorney	Filed herewith electronically.